Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 25, 1998)                  SEC File No. 333-57501


                                  $111,095,000

                                 ALPHARMA INC.
                 5 3/4% Convertible Subordinated Notes Due 2005

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated September 25, 1998, as supplemented by Prospectus Supplement No. 1 and Prospectus Supplement No. 2 (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-57501). Any cross references in this Prospectus Supplement No. 3 refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement No. 3 is to amend and supplement the information set forth in the Prospectus regarding the Selling Securityholders. The following table sets forth the names of additional Selling Securityholders and (i) the amount of Notes owned by each Selling Securityholder listed below as of May 24, 1999; (ii) the maximum amount of Notes which may be offered by each Selling Securityholder listed below under this Prospectus; (iii) the number of shares of Common Stock owned by each Selling Securityholder listed below as of May 24, 1999; and (iv) the maximum number of shares of Common
Stock which may be offered by each Selling Securityholder listed below under this Prospectus. Each of the Selling Securityholders named below acquired Notes in the amounts reflected in the table below from a Selling Securityholder named in the Prospectus. All information with respect to beneficial ownership has been furnished to the Company by the respective Selling Securityholders. Beneficial ownership of the Notes and Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.


                                   Aggregate                  Principal
                                   Principal                  Amount of                     No. of Shares
                                   Amount of       % of     Notes Offered   No. of Shares      Offered
Name of Selling Securityholder       Notes         Class        Hereby          (1)(2)      Hereby (1)(2)
----------------------------------------------------------------------------------------------------------

Highbridge Capital Corp.             $2,500,000      2.00%      $2,500,000      87,431              87,431

Evergreen Small Cap Equity           $5,000,000      4.00%      $5,000,000     174,863             174,863
 Income Fund

Forum Capital Market LLC             $  100,000       .08%      $  100,000       3,497               3,497
                                     ==========   ========      ==========    ========            ========
Total                                $7,600,000      6.08%      $7,600,000     265,791             265,791

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(1) All share amounts set forth represent less than 1% of the outstanding Class A Common Stock.

(2) Reflects the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. See "Description of Notes-- Conversion Rights."

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold or, with respect to the Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." Such sales would affect the data in the table above.

     The Company may from time to time, in accordance with the Registration Rights Agreement, supplement or amend the Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the Selling Securityholders named in the Prospectus.

     The date of this Prospectus Supplement is May 24, 1999.